Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Access Worldwide Communications, Inc.

Boca Raton, Florida

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-118525) of Access Worldwide Communications, Inc. (the “Company”) of our report dated April 11, 2006, relating to the consolidated financial statements as of December 31, 2005 and for each of the two years in the period ended December 31, 2005, which appear in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO Seidman, LLP

West Palm Beach, Florida

April 11, 2007